Exhibit 99.3

Item 8.         Financial Statements and Supplementary Data.

The Report of Independent Registered Public Accounting Firm, Consolidated Financial Statements and supplementary financial data required for this Item are set forth on pages F-1 through F-37 of this report and are incorporated herein by reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

the Managing General Partner

and the Partners of

Rhino Resource Partners LP

Lexington, Kentucky

We have audited the accompanying consolidated statement of financial position of Rhino Resource Partners LP and subsidiaries as of December 31, 2013, and the related consolidated statements of operations and comprehensive income, partners’ capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rhino Resource Partners LP and subsidiaries as of December 31, 2013, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Rhino Resource Partners LP’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated March 14, 2014 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG, LLP

Louisville, Kentucky

March 14, 2014, except for the effects of discontinued operations as described in Note 3, as to which the date is October 10, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
the Managing General Partner
and the Partners of
Rhino Resource Partners LP
Lexington, Kentucky

We have audited the accompanying consolidated statement of financial position of Rhino Resource Partners LP and subsidiaries (the “Partnership”) as of December 31, 2012, and the related consolidated statements of operations and comprehensive income, partners’ capital, and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rhino Resource Partners LP and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
March 8, 2013
(March 14, 2014 as to the accounting for black lung obligations in Note 12, and October 10, 2014 as to the retrospective reclassifications related to the sale of oil and gas properties in the Utica Shale region described in Note 3 and changes in segment reporting related to this sale to remove the Oil and Natural Gas segment described in Note 21)

RHINO RESOURCE PARTNERS LP

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	As of December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$423	$461
Accounts receivable, net of allowance for doubtful accounts ($0 as of December 31, 2013 and 2012)	25,461	33,560
Inventories	18,580	18,743
Advance royalties, current portion	179	187
Prepaid expenses and other	4,572	4,323
Current assets held for sale	454	—
Total current assets	49,669	57,274
PROPERTY, PLANT AND EQUIPMENT:
At cost, including coal properties, mine development and construction costs	674,708	653,404
Less accumulated depreciation, depletion and amortization	(249,718)	(219,613)
Net property, plant and equipment	424,990	433,791
Advance royalties, net of current portion	5,580	4,506
Investment in unconsolidated affiliates	21,243	23,224
Intangible assets, net	1,148	1,228
Other non-current assets	9,640	9,684
Non-current assets held for sale	55,497	30,169
TOTAL	$567,767	$559,876
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,710	$14,711
Accrued expenses and other	20,567	22,178
Current portion of long-term debt	1,024	2,350
Current portion of asset retirement obligations	1,614	2,255
Current portion of postretirement benefits	334	227
Current liabilities held for sale	5,241	3,319
Total current liabilities	46,490	45,040
NON-CURRENT LIABILITIES:
Long-term debt, net of current portion	170,022	161,199
Asset retirement obligations, net of current portion	32,837	30,748
Other non-current liabilities	16,220	16,575
Postretirement benefits, net of current portion	5,786	6,520
Non-current liabilities held for sale	41	—
Total non-current liabilities	224,906	215,042
Total liabilities	271,396	260,082
COMMITMENTS AND CONTINGENCIES (NOTE 15)
PARTNERS’ CAPITAL:
Limited partners	283,339	287,060
General partner	10,801	11,303
Accumulated other comprehensive income	2,231	1,431
Total partners’ capital	296,371	299,794
TOTAL	$567,767	$559,876

See notes to consolidated financial statements.

RHINO RESOURCE PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except per unit data)

	Year Ended December 31,
	2013	2012	2011
REVENUES:
Coal sales	$236,601	$304,568	$333,876
Freight and handling revenues	2,159	6,357	5,750
Other revenues	33,505	40,818	27,595
Total revenues	272,265	351,743	367,221
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	199,705	247,719	267,603
Freight and handling costs	1,294	5,833	4,329
Depreciation, depletion and amortization	39,627	41,274	36,325
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	19,800	20,442	21,815
Asset impairment loss	1,667	—	—
(Gain) on sale/disposal of assets, net	(10,359)	(4,890)	(3,172)
Total costs and expenses	251,734	310,378	326,900
INCOME FROM OPERATIONS	20,531	41,365	40,321
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(7,898)	(7,767)	(6,062)
Interest income and other	207	92	51
Equity in net (loss)/income of unconsolidated affiliates	(4,729)	5,757	2,988
Total interest and other (expense)	(12,420)	(1,918)	(3,023)
INCOME BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	8,111	39,447	37,298
INCOME TAXES	—	—	—
NET INCOME FROM CONTINUING OPERATIONS	8,111	39,447	37,298
DISCONTINUED OPERATIONS
Income from discontinued operations	1,307	88	—
NET INCOME	9,418	39,535	37,298
Other comprehensive income:
Change in actuarial gain under ASC Topic 815	800	(917)	1,723
COMPREHENSIVE INCOME	$10,218	$38,618	$39,021

General partner’s interest in net income:
Net income from continuing operations	$162	$789	$746
Net income from discontinued operations	26	1	—
General partner’s interest in net income	$188	$790	$746
Common unitholders’ interest in net income:
Net income from continuing operations	$4,448	$21,374	$19,205
Net income from discontinued operations	769	48	—
Common unitholders’ interest in net income	$5,217	$21,422	$19,205
Subordinated unitholders’ interest in net income:
Net income from continuing operations	$3,501	$17,284	$17,347
Net income from discontinued operations	512	39	—
Subordinated unitholders’ interest in net income	$4,013	$17,323	$17,347
Net income per limited partner unit, basic:
Common units:
Net income per unit from continuing operations	$0.29	$1.39	$1.40
Net income per unit from discontinued operations	0.04	0.01	—
Net income per common unit, basic	$0.33	$1.40	$1.40
Subordinated units:
Net income per unit from continuing operations	$0.28	$1.39	$1.40
Net income per unit from discontinued operations	0.04	0.01	—
Net income per subordinated unit, basic	$0.32	$1.40	$1.40
Net income per limited partner unit, diluted:
Common units:
Net income per unit from continuing operations	$0.29	$1.39	$1.40
Net income per unit from discontinued operations	0.04	0.01	—
Net income per common unit, diluted	$0.33	$1.40	$1.40
Subordinated units:
Net income per unit from continuing operations	$0.28	$1.39	$1.40
Net income per unit from discontinued operations	0.04	0.01	—
Net income per subordinated unit, diluted	$0.32	$1.40	$1.40

Distributions paid per limited partner unit (1)	$1.78	$1.85	$1.8108
Weighted average number of limited partner units outstanding, basic:
Common units	15,751	15,331	13,725
Subordinated units	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	15,760	15,335	13,744
Subordinated units	12,397	12,397	12,397

(1) No distributions were paid on the subordinated units during 2013 or for the three months ended June 30, 2012, September 30, 2012 and December 31, 2012.

See notes to consolidated financial statements.

RHINO RESOURCE PARTNERS LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(In thousands)

	Limited Partner				General	Accumulated Other
	Common		Subordinated		Partner	Comprehensive	Total Partners’
	Units	Capital	Units	Capital	Capital	Income/(Loss)	Capital
BALANCE - December 31, 2010	12,400	$133,968	12,397	$98,313	$10,323	$625	$243,229
Net income	—	19,205	—	17,347	746	—	37,298
Distributions to unitholders and general partner	—	(25,215)	—	(22,449)	(972)	—	(48,636)
General partners’ contributions	—	—	—	—	1,450	—	1,450
Offering of common units	2,875	66,916	—	—	—	—	66,916
Offering costs	—	(560)	—	(9)	—	—	(569)
Equity-based compensation	—	(241)	—	—	—	—	(241)
Issuance of units under LTIP	36	767	—	—	—	—	767
Change in actuarial gain under ASC Topic 815	—	—	—	—	—	1,723	1,723

BALANCE - December 31, 2011	15,311	$194,840	12,397	$93,202	$11,547	$2,348	$301,937
Net income	—	21,422	—	17,323	790	—	39,535
Distributions to unitholders and general partner	—	(28,470)	—	(11,901)	(1,047)	—	(41,418)
General partners’ contributions	—	—	—	—	13	—	13
Offering costs	—	(7)	—	—	—	—	(7)
Issuance of units under LTIP	39	651	—	—	—	—	651
Change in actuarial gain under ASC Topic 815	—	—	—	—	—	(917)	(917)

BALANCE - December 31, 2012	15,350	$188,436	12,397	$98,624	$11,303	$1,431	$299,794
Net income	—	5,217	—	4,013	188	—	9,418
Distributions to unitholders and general partner	—	(28,119)	—	—	(1,020)	—	(29,139)
General partners’ contributions	—	—	—	—	330	—	330
Offering of common units	1,265	14,788	—	—	—	—	14,788
Offering costs	—	(214)	—	—	—	—	(214)
Issuance of units under LTIP	45	594	—	—	—	—	594
Change in actuarial gain under ASC Topic 815	—	—	—	—	—	800	800

BALANCE - December 31, 2013	16,660	$180,702	12,397	$102,637	$10,801	$2,231	$296,371

See notes to consolidated financial statements.

RHINO RESOURCE PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,418	$39,535	$37,298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	42,609	41,370	36,325
Accretion on asset retirement obligations	2,356	1,896	1,956
Accretion on interest-free debt	57	222	210
Amortization of deferred revenue	(1,553)	(929)	(532)
Amortization of advance royalties	270	244	1,104
Amortization of debt issuance costs	1,295	1,075	1,043
Amortization of actuarial gain	(145)	(295)	—
Provision for doubtful accounts	—	—	(19)
Equity in net loss/(income) of unconsolidated affiliates	4,729	(5,757)	(2,988)
Distributions from unconsolidated affiliate	—	2,958	3,351
Loss on retirement of advance royalties	182	100	79
(Gain) on sale/disposal of assets—net	(10,359)	(4,878)	(3,172)
Loss on impairment of assets	1,667	—	—
Equity-based compensation	605	873	727
Changes in assets and liabilities:
Accounts receivable	7,441	6,465	(7,253)
Inventories	163	(3,114)	6
Advance royalties	(1,517)	(1,687)	(905)
Prepaid expenses and other assets	(1,395)	1,341	(115)
Accounts payable	(2,036)	(5,540)	4,435
Accrued expenses and other liabilities	(135)	6,497	(643)
Asset retirement obligations	(2,240)	(1,108)	(4,722)
Postretirement benefits	318	476	731
Net cash provided by operating activities	51,730	79,744	66,916
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(54,522)	(61,772)	(91,856)
Proceeds from sales/recoveries of property, plant, and equipment	12,489	5,479	3,415
Proceeds from sale of coal properties and related assets and liabilities	—	—	20,000
Principal payments received on notes receivable	—	11,945	5,780
Cash paid from issuance of notes receivable	(205)	(11,945)	(5,780)
Changes in restricted cash	1,079	3	34
Investment in unconsolidated affiliates	(2,749)	(2,114)	—
Acquisitions of coal companies and other properties	—	—	(119,617)
Net cash used in investing activities	(43,908)	(58,404)	(188,024)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on line of credit	185,300	212,300	338,200
Repayments on line of credit	(175,510)	(192,050)	(229,670)
Proceeds from issuance of long-term debt	—	2,973	1,379
Repayments on long-term debt	(2,350)	(2,994)	(3,550)
Payments on debt issuance costs	(980)	—	(3,758)
Proceeds from issuance of common units, net of underwriting costs	14,788	—	66,916
Payment of offering costs	(214)	(7)	(569)
Net settlement of withholding taxes on employee unit awards vesting	(85)	(145)	(281)
General partner’s contributions	330	13	1,450
Distributions to unitholders	(29,139)	(41,418)	(48,636)
Net cash (used in) provided by financing activities	(7,860)	(21,328)	121,481
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(38)	12	373
CASH AND CASH EQUIVALENTS—Beginning of period	461	449	76
CASH AND CASH EQUIVALENTS—End of period	$423	$461	$449

See notes to consolidated financial statements.

RHINO RESOURCE PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization—Rhino Resource Partners LP and subsidiaries (the “Partnership”) is a Delaware limited partnership formed on April 19, 2010 to acquire Rhino Energy LLC (the “Predecessor” or the “Operating Company”). The Partnership had no operations during the period from April 19, 2010 (date of inception) to October 5, 2010 (the consummation of the initial public offering (“IPO”) date of the Partnership). The Operating Company and its wholly owned subsidiaries produce and market coal from surface and underground mines in Kentucky, Ohio, West Virginia and Utah. The Partnership also had one underground mine located in Colorado that was permanently idled at the end of 2013 (see Note 6 for further discussion).  The majority of the Partnership’s sales are made to electric utilities and other coal-related organizations in the United States. In addition to operating coal properties, the Partnership manages and leases coal properties and collects royalties from such management and leasing activities. In addition to the Partnership’s coal operations, the Partnership has invested in oil and natural gas mineral rights and operations that began to generate revenues in early 2012.

Initial Public Offering

On October 5, 2010, Rhino Resource Partners LP completed its IPO of 3,244,000 common units, representing limited partner interests in the Partnership, at a price of $20.50 per common unit. Net proceeds from the offering were approximately $58.3 million, after deducting underwriting discounts and offering expenses of $8.2 million. The Partnership used the net proceeds from this offering, and a related capital contribution by Rhino GP LLC, the Partnership’s general partner (the “General Partner”) of approximately $10.4 million, to repay approximately $69.4 million of outstanding indebtedness under the Operating Company’s credit facility. These net proceeds do not include $9.3 million that was used to reimburse affiliates of the Partnership’s sponsor, Wexford Capital LP (“Wexford Capital”), for capital expenditures incurred with respect to the assets contributed to the Partnership in connection with the offering. In connection with the closing of the IPO, the owners of the Operating Company contributed their membership interests in the Operating Company to the Partnership, and the Partnership issued 12,397,000 subordinated units representing limited partner interests in the Partnership and 9,153,000 common units to Rhino Energy Holdings LLC, an affiliate of Wexford Capital, and issued incentive distribution rights to the General Partner. Upon the closing of the IPO, and as required by the Operating Company’s credit agreement by and among the Operating Company, as borrower, and its subsidiaries as guarantors, and PNC Bank, National Association, as agent, and the other lenders thereto (as amended from time to time, the “Credit Agreement”), the Partnership pledged 100% of the membership interests in the Operating Company to the agent on behalf of itself and the other lenders to secure the Operating Company’s obligations under the Credit Agreement.

Follow-on Offerings

On July 18, 2011, the Partnership completed a public offering of 2,875,000 common units, representing limited partner interests in the Partnership, at a price of $24.50 per common unit. Of the common units issued, 375,000 units were issued in connection with the exercise of the underwriters’ option to purchase additional units. Net proceeds from the offering were approximately $66.4 million, after deducting underwriting discounts and offering expenses of approximately $4.1 million. The Partnership used the net proceeds from this offering, and a related capital contribution by the General Partner of approximately $1.4 million, to repay approximately $67.8 million of outstanding indebtedness under the Partnership’s credit facility.

On September 13, 2013, the Partnership completed a public offering of 1,265,000 common units, representing limited partner interests in the Partnership, at a price of $12.30 per common unit. Of the common units issued, 165,000 units were issued in connection with the exercise of the underwriter’s option to purchase additional units. Net proceeds from the offering were approximately $14.6 million, after deducting underwriting discounts and offering expenses of approximately $1.0 million. The Partnership used the net proceeds from this offering, and a related capital contribution by the General Partner of approximately $0.3 million, to repay approximately $14.9 million of outstanding indebtedness under the Partnership’s credit facility.

Basis of Presentation and Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Rhino Resource Partners LP and its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GENERAL

Company Environment and Risk Factors.  The Partnership, in the course of its business activities, is exposed to a number of risks including: fluctuating market conditions of coal, truck and rail transportation, fuel costs, changing government regulations, unexpected maintenance and equipment failure, employee benefits cost control, changes in estimates of proven and probable coal reserves, as well as the ability of the Partnership to maintain adequate financing, necessary mining permits and control of sufficient recoverable coal properties. In addition, adverse weather and geological conditions may increase mining costs, sometimes substantially.

Concentrations of Credit Risk.  See Note 17 for discussion of major customers. The Partnership does not require collateral or other security on accounts receivable. The credit risk is controlled through credit approvals and monitoring procedures.

Cash and Cash Equivalents.  The Partnership considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Inventories.  Inventories are stated at the lower of cost, based on a three month rolling average, or market. Inventories primarily consist of coal contained in stockpiles.

Advance Royalties.  The Partnership is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments may be recoupable once mining begins on the leased property. The Partnership capitalizes the recoupable minimum royalty payments and amortizes the deferred costs once mining activities begin on the units-of-production method or expenses the deferred costs when the Partnership has ceased mining or has made a decision not to mine on such property.

Note Receivable.  At various times during 2012, the Partnership loaned to Rhino Eastern LLC (“Rhino Eastern”), a joint venture with an affiliate of Patriot Coal Corporation (“Patriot”), approximately $11.9 million that was recorded as notes receivable, which bear interest at a fixed rate of 10%. The notes were fully repaid as of December 31, 2012. The Partnership did not provide any loans to Rhino Eastern during 2013.

During 2013, the Partnership provided a loan based upon its ownership share to Muskie Proppant LLC (“Muskie”) in the amount of $0.2 million that remained outstanding as of December 31, 2013. Muskie is a joint venture established in 2012 with affiliates of Wexford Capital, which was formed to provide sand for fracking operations to drillers in the Utica Shale region and other oil and natural gas basins in the United States. The note bears interest at a rate equal to the lesser of (a) the prime interest rate plus 2.5% per annum, or (b) the maximum rate of interest permitted by applicable law.

Property, Plant and Equipment.  Property, plant, and equipment, including coal properties, oil and natural gas properties, mine development costs and construction costs, are recorded at cost, which includes construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs are expensed as incurred. Mining and other equipment and related facilities are depreciated using the straight-line method based upon the shorter of estimated useful lives of the assets or the estimated life of each mine. Coal properties, as well as oil and natural gas properties, are depleted using the units-of-production method, based on estimated proven and probable reserves. Mine development costs are amortized using the units-of-production method, based on estimated proven and probable reserves. The Partnership assumes zero salvage values for its property, plant and equipment when depreciation and amortization are calculated. Gains or losses arising from sales or retirements are included in current operations.

Stripping costs incurred in the production phase of a mine for the removal of overburden or waste materials for the purpose of obtaining access to coal that will be extracted are variable production costs that are included in the cost of inventory produced and extracted during the period the stripping costs are incurred. The Partnership defines a surface mine as a location where the Partnership utilizes operating assets necessary to extract coal, with the geographic boundary determined by property control, permit boundaries, and/or economic threshold limits. Multiple pits that share common infrastructure and processing equipment may be located within a single surface mine boundary, which can cover separate coal seams that typically are recovered incrementally as the overburden depth increases. In accordance with the accounting guidance for extractive mining activities, the Partnership defines a mine in production as one from which saleable minerals have begun to be extracted (produced) from an ore body, regardless of the level of production; however, the production phase does not commence with the removal of de minimis saleable mineral material that occurs in conjunction with the removal of overburden or waste material for the purpose of obtaining access to an ore body. The Partnership capitalizes only the development cost of the first pit at a mine site that may include multiple pits.

For the Partnership’s oil and natural gas investments, the Partnership uses the full cost method of accounting for oil and natural gas operations. Accordingly, all costs, including nonproductive costs and certain general and administrative costs directly associated with acquisition, exploration and development of oil and natural gas properties, are capitalized. Under the full cost method of accounting, the Partnership is required to perform a ceiling test each quarter. The test determines a limit, or cost center ceiling, on the book value of the oil and natural gas properties. Net capitalized costs are limited to the lower of unamortized cost or the cost center ceiling. The cost center ceiling is defined as the sum of (a) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on the 12-month unweighted average of the first-day-of-the-month price during the applicable year, excluding the estimated abandonment costs for properties with asset retirement obligations recorded on the balance sheet, (b) the cost of properties not being amortized, if any, and (c) the lower of cost or market value of unproved properties included in the cost being amortized. If the net book value exceeds the ceiling, an impairment or noncash writedown is required. Such capitalized costs, including the estimated future development costs and site remediation costs of proved undeveloped properties are depleted by an equivalent units-of-production method, converting gas to barrels at the ratio of six Mcf of natural gas to one barrel of oil. No gain or loss is recognized upon the disposal of oil and natural gas properties, unless such dispositions significantly alter the relationship between capitalized costs and proven oil and natural gas reserves. Oil and natural gas properties not subject to amortization are detailed in Note 5. These costs are reviewed quarterly by the Partnership for impairment. If impairment has occurred, the portion of cost in excess of the current value is transferred to the cost of oil and natural gas properties subject to amortization. Factors considered by the Partnership in its impairment assessment include drilling results by the operators on the Partnership’s oil and natural gas properties, the terms of oil and natural gas leases not held by production, and available funds for exploration and development.

Asset Impairments for Coal Properties, Mine Development Costs and Other Coal Mining Equipment and Related Facilities.  The Partnership follows the accounting guidance on the impairment or disposal of property, plant and equipment for its coal mining assets, which requires that projected future cash flows from use and disposition of assets be compared with the carrying amounts of those assets when potential impairment is indicated. When the sum of projected undiscounted cash flows is less than the carrying amount, impairment losses are recognized. In determining such impairment losses, the Partnership must determine the fair value for the coal mining assets in question in accordance with the applicable fair value accounting guidance. Once the fair value is determined, the appropriate impairment loss must be recorded as the difference between the carrying amount of the coal mining assets and their respective fair values. Also, in certain situations, expected mine lives are shortened because of changes to planned operations or changes in coal reserve estimates. When that occurs and it is determined that the mine’s underlying costs are not recoverable in the future, reclamation and mine closing obligations are accelerated and the mine closing accrual is increased accordingly. To the extent it is determined that coal asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized. During 2013, the Partnership recorded an impairment loss of $1.7 million related to its McClane Canyon mining complex in Colorado. See Note 6 for more information on this impairment loss. There were no impairment losses recorded during the years ended December 31, 2012 and 2011.

Debt Issuance Costs.  Debt issuance costs reflect fees incurred to obtain financing and are amortized (included in interest expense) using the effective interest method over the life of the related debt. Debt issuance costs are included in other non-current assets.

Asset Retirement Obligations.  The accounting guidance for asset retirement obligations addresses asset retirement obligations that result from the acquisition, construction or normal operation of long-lived assets. This guidance requires companies to recognize asset retirement obligations at fair value when the liability is incurred or acquired. Upon initial recognition of a liability, an amount equal to the liability is capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The Partnership has recorded the asset retirement costs for its mining operations in coal properties. In addition, the Partnership has recorded asset retirement costs for its proportionate share of its oil and natural gas investments, which are included in oil and natural gas properties.

The Partnership estimates its future cost requirements for reclamation of land where it has conducted surface and underground mining operations, based on its interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations. These costs relate to reclaiming the pit and support acreage at surface mines and sealing portals at underground mines. Other reclamation costs are related to refuse and slurry ponds, as well as holding and related termination/exit costs.

The Partnership expenses contemporaneous reclamation which is performed prior to final mine closure. The establishment of the end of mine reclamation and closure liability is based upon permit requirements and requires significant estimates and assumptions, principally associated with regulatory requirements, costs and recoverable coal reserves. Annually, the Partnership reviews its end of mine reclamation and closure liability and makes necessary adjustments, including mine plan and permit changes and revisions to cost and production levels to optimize mining and reclamation efficiency. When a mine life is shortened due to a change in the mine plan, mine closing obligations are accelerated, the related accrual is increased and the related asset is reviewed for impairment, accordingly.

The adjustments to the liability from annual recosting reflect changes in expected timing, cash flow and the discount rate used in the present value calculation of the liability. Each respective year includes a range of discount rates that are dependent upon the timing of the cash flows of the specific obligations. Changes in the Partnership’s asset retirement obligations for the year ended December 31, 2013 were calculated with discount rates that ranged from 2.3% to 5.6%. Changes in the asset retirement obligations for the year ended December 31, 2012 were calculated with discount rates that ranged from 3.2% to 5.3%. Changes in the asset retirement obligations for the year ended December 31, 2011 were calculated with discount rates that ranged from 4.2% to 7.0%. The discount rates changed in each respective year due to changes in applicable market indicators that are used to arrive at an appropriate discount rate. Other recosting adjustments to the liability are made annually based on inflationary cost increases or decreases and changes in the expected operating periods of the mines. The related inflation rate utilized in the recosting adjustments was 2.3 % for 2013 and 2012, and 2.5% for 2011.

Workers’ Compensation Benefits.  Certain of the Partnership’s subsidiaries are liable under federal and state laws to pay workers’ compensation and coal workers’ pneumoconiosis (“black lung”) benefits to eligible employees, former employees and their dependents. The Partnership currently utilizes an insurance program and state workers’ compensation fund participation to secure its on-going obligations depending on the location of the operation. Premium expense for workers’ compensation benefits is recognized in the period in which the related insurance coverage is provided.

The Partnership’s black lung benefit liability is calculated using the service cost method that considers the calculation of the actuarial present value of the estimated black lung obligation. The actuarial calculations using the service cost method for the Partnership’s black lung benefit liability are based on numerous assumptions including disability incidence, medical costs, mortality, death benefits, dependents and interest rates.

In addition, the Partnership’s liability for traumatic workers’ compensation injury claims is the estimated present value of current workers’ compensation benefits, based on actuarial estimates. The actuarial estimates for the Partnership’s workers’ compensation liability are based on numerous assumptions including claim development patterns, mortality, medical costs and interest rates.

See Note 12 for more information on the Partnership’s workers’ compensation and black lung liabilities and expense.

Revenue Recognition.  Most of the Partnership’s revenues are generated under long-term coal sales contracts with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern United States. Revenue is recognized and recorded when shipment or delivery to the customer has occurred, prices are fixed or determinable and the title or risk of loss has passed in accordance with the terms of the sales agreement. Under the typical terms of these agreements, risk of loss transfers to the customers at the mine or port, when the coal is loaded on the rail, barge, truck or other transportation source that delivers coal to its destination. Advance payments received are deferred and recognized in revenue as coal is shipped and title has passed.

Coal sales revenues also result from the sale of brokered coal produced by others. The revenues related to brokered coal sales are included in coal sales revenues on a gross basis and the corresponding cost of the coal from the supplier is recorded in cost of coal sales in accordance with the revenue recognition accounting guidance on principal agent considerations.

Freight and handling costs paid directly to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.

Other revenues generally consist of coal royalty revenues, limestone sales, coal handling and processing, oil and natural gas revenues, rebates and rental income. Coal royalty revenues are recognized on the basis of tons of coal sold by the Partnership’s lessees and the corresponding gross revenues from those sales. The leases are based on (1) minimum monthly or annual payments, (2) a minimum dollar royalty per ton and/or a percentage of the gross sales price, or (3) a combination of both. Coal royalty revenues are recorded from royalty reports submitted by the lessee, which are reconciled and subject to audit by the Partnership. Most of the Partnership’s lessees are required to make minimum monthly or annual royalty payments that are recoupable over certain time periods, generally two years. If tonnage royalty revenues do not meet the required minimum amount, the difference is paid as a deficiency. These deficiency payments received are recognized as an unearned revenue liability because they are generally recoupable over certain time periods. When a lessee recoups a deficiency payment through production, the recouped amount is deducted from the unearned revenue liability and added to revenue attributable to the coal royalty revenue in the current period. If a lessee does not recoup a deficiency paid during the allocated time period, the recoupment right lost becomes revenue in the current period and is deducted from the liability.

With respect to other revenues recognized in situations unrelated to the shipment of coal or coal royalties, the Partnership carefully reviews the facts and circumstances of each transaction and does not recognize revenue until the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured. Advance payments received are deferred and recognized in revenue when earned.

Equity-Based Compensation.  The Partnership applies the provisions of ASC Topic 718 to account for any unit awards granted to employees or directors. This guidance requires that all share-based payments to employees or directors, including grants of stock options, be recognized in the financial statements based on their fair value. The General Partner has currently granted restricted units and phantom units to directors and certain employees of the General Partner and Partnership that contain only a service condition. The fair value of each restricted unit and phantom unit award was calculated using the closing price of the Partnership’s common units on the date of grant.

With the vesting of the first portion of the employees’ awards in early April 2011, the Compensation Committee of the board of directors of the General Partner elected to pay some of the awards in cash or a combination of cash and common units. This election was a change in policy from December 31, 2010 since management had previously planned to settle all employee awards with units upon vesting as per the grant agreements. This policy change resulted in a modification of all employee awards from equity to liability classification as of March 31, 2011 and all new awards granted thereafter. Thus, the employee awards are required to be marked-to-market each reporting period until they are vested. Restricted unit awards granted to directors of the General Partner are considered nonemployee equity-based awards since the directors are not elected by unitholders. Thus, these director awards are also required to be marked-to-market each reporting period until they are vested. Expense related to unit awards is recorded in the selling, general and administrative line of the Partnership’s consolidated statements of operations and comprehensive income.

Derivative Financial Instruments.  On occasion, the Partnership uses diesel fuel forward contracts to manage the risk of fluctuations in the cost of diesel fuel. The Partnership’s diesel fuel forward contracts qualify for the normal purchase normal sale (“NPNS”) exception prescribed by the accounting guidance on derivatives and hedging, based on management’s intent and ability to take physical delivery of the diesel fuel. The Partnership did not have any diesel fuel forward contracts as of December 31, 2013.

Investment in Joint Ventures.  Investments in joint ventures are accounted for using the consolidation, equity method or cost basis depending upon the level of ownership, the Partnership’s ability to exercise significant influence over the operating and financial policies of the investee and whether the Partnership is determined to be the primary beneficiary of a variable interest entity. Equity investments are recorded at original cost and adjusted periodically to recognize the Partnership’s proportionate share of the investees’ net income or losses after the date of investment. Any losses from the Partnership’s equity method investment are absorbed by the Partnership based upon its proportionate ownership percentage. If losses are incurred that exceed the Partnership’s investment in the equity method entity, then the Partnership must continue to record its proportionate share of losses in excess of its investment. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

In May 2008, the Operating Company entered into a joint venture, Rhino Eastern, with an affiliate of Patriot to acquire the Eagle mining complex. To initially capitalize the Rhino Eastern joint venture, the Operating Company contributed approximately $16.1 million for a 51% ownership interest in the joint venture and accounts for the investment in Rhino Eastern and its results of operations under the equity method. The Partnership considers the operations of this entity to comprise a reporting segment (“Eastern Met”) and has provided additional detail related to this operation in Note 21, “Segment Information.”

In determining that the Partnership was not the primary beneficiary of the variable interest entity for the years ended December 31, 2013, 2012 and 2011, the Partnership performed a qualitative and quantitative analysis based on the controlling economic interests of the Rhino Eastern joint venture. This included an analysis of the expected economic contributions of the joint venture. The Partnership concluded that it is not the primary beneficiary of Rhino Eastern primarily because of certain contractual arrangements by the joint venture with Patriot and the fact that the Rhino Eastern joint venture is managed by a committee of an equal number of representatives from Patriot and us. Mandatory pro rata additional contributions not to exceed $10 million in the aggregate could be required of the joint venture partners which the Partnership would be obligated to fund based upon its 51% ownership interest.

As of December 31, 2013 and 2012, the Partnership has recorded its equity method investment of $19.4 million and $21.4 million, respectively, in the Rhino Eastern joint venture as a long-term asset. During 2013, the Partnership contributed additional capital based upon its ownership share to the Rhino Eastern joint venture in the amount of $2.3 million. The Partnership did not contribute any additional capital during 2012. As disclosed in Note 19 “Related Party and Affiliate Transactions”, during 2012 and 2011, the Partnership provided loans to Rhino Eastern totaling approximately $11.9 million and $5.8 million, respectively, which were fully repaid as of December 31, 2012 and 2011.

On July 9, 2012, Patriot filed for Chapter 11 bankruptcy protection. Patriot successfully exited bankruptcy in December 2013 and normal operations have continued at the Rhino Eastern joint venture.

In March 2012, the Partnership made an initial investment of approximately $0.1 million in a new joint venture, Timber Wolf Terminals LLC (“Timber Wolf”), with affiliates of Wexford.  Timber Wolf was formed to construct and operate a condensate river terminal that will provide barge trans-loading services for parties conducting activities in the Utica Shale region of eastern Ohio.  The initial investment was the Partnership’s proportionate minority ownership share to purchase land for the construction site of the condensate river terminal. Timber Wolf had no operating activities during the years ended December 31, 2013 and 2012 and the Partnership will initially include any operating activities of Timber Wolf in its Other category for segment reporting purposes.

In December 2012, the Partnership made an initial investment of approximately $2.0 million in a new joint venture, Muskie Proppant LLC, with affiliates of Wexford Capital. Muskie was formed to provide sand for fracking operations to drillers in the Utica Shale region and other oil and natural gas basins in the U.S. During 2013, the Partnership contributed additional capital based upon its ownership share to the Muskie joint venture in the amount of $0.5 million. As disclosed in Note 19 “Related Party and Affiliate Transactions”, during 2013 the Partnership provided a loan to Muskie totaling approximately $0.2 million which remained outstanding as of December 31, 2013. In addition, the Partnership recorded its proportionate portion of operating losses for 2013 and 2012, approximately $0.5 million and $0.3 million, respectively, for Muskie. As of December 31, 2013 and 2012, the Partnership has recorded its equity method investment of $1.8 million and $1.7 million, respectively, in the Muskie joint venture as a long-term asset. The Partnership initially included Muskie in its Other category for segment reporting purposes, but Muskie is included in the Partnership’s Oil and Natural Gas segment beginning with December 31, 2013 reporting. See Note 21 for information on the Partnership’s reportable segments.

Income Taxes.  The Partnership is considered a partnership for income tax purposes. Accordingly, the partners report the Partnership’s taxable income or loss on their individual tax returns.

Loss Contingencies.  In accordance with the guidance on accounting for contingencies, the Partnership records loss contingencies at such time that an unfavorable outcome becomes probable and the amount can be reasonably estimated. When the reasonable estimate is a range, the recorded loss is the best estimate within the range. If no amount in the range is a better estimate than any other amount, the minimum amount of the range is recorded. The Partnership discloses information concerning loss contingencies for which an unfavorable outcome is probable. See Note 15, “Commitments and Contingencies,” for a discussion of such matters.

Management’s Use of Estimates.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards.  In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This ASU requires preparers to report, in one place, information about reclassifications out of accumulated other comprehensive income (“AOCI”). The ASU also requires companies to report changes in AOCI balances. For significant items reclassified out of AOCI to net income in their entirety in the same reporting period, reporting (either on the face of the statement where net income is presented or in the notes) is required about the effect of the reclassifications on the respective line items in the statement where net income is presented. For items that are not reclassified to net income in their entirety in the same reporting period, a cross reference to other disclosures currently required under U.S. GAAP (e.g., pension amounts that are included in inventory) is required in the notes. The above information must be presented in one place (parenthetically on the face of the financial statements by income statement line item or in a note). Public companies must provide the information required by the ASU (e.g., changes in AOCI balances and reclassifications out of AOCI) in interim and annual periods. For public companies, the ASU is effective for fiscal years and interim periods within those years beginning after 15 December 2012, or the first quarter of 2013 for calendar-year companies. The Partnership has included the required disclosures of ASU 2013-02 in this Report on Form 10-K and this ASU did not have a material effect on the Partnership.

3. SUBSEQUENT EVENTS

On January 21, 2014, the Partnership announced a cash distribution of $0.445 per common unit, or $1.78 per unit on an annualized basis. This distribution was paid on February 14, 2014 to all common unitholders of record as of the close of business on January 31, 2014. No distributions were paid on the subordinated units.

In January 2014, the Partnership received approximately $8.4 million of net proceeds from the sale by Blackhawk Midstream LLC (“Blackhawk”) of its equity interest in two entities, Ohio Gathering Company, LLC and Ohio Condensate Company, LLC, to Summit Midstream Partners, LLC. As part of the joint operating agreement for the Utica Shale investment completed between the Partnership, Gulfport Energy (“Gulfport”) and an affiliate of Wexford Capital (discussed further in Note 4), the Partnership had the right to approximately 5% of the proceeds of the sale by Blackhawk. The Partnership has not completed its accounting analysis for the net proceeds received in this transaction.

In February 2014, the Partnership signed a binding letter of intent with Gulfport to sell its entire Utica Shale interests for approximately $185 million.  The transaction is expected to close by the end of March 2014 subject to customary closing conditions. The Partnership has not completed its accounting analysis for the net proceeds received in this transaction.

Retrospective Adjustment for Discontinued Operations

In March 2014, the Partnership completed a purchase and sale agreement (the “Purchase Agreement”) with Gulfport to sell the Partnership’s oil and gas properties in the Utica Shale region for approximately $184.0 million (the “Purchase Price”). The Purchase Agreement was effective as of January 1, 2014 and the Purchase Price was adjusted for any unsettled expenditures made and/or proceeds received from the Partnership’s portion of its Utica Shale properties prior to the effective date. The Partnership’s consolidated statements of operations and comprehensive income have been retrospectively adjusted to reclassify the Partnership’s portion of its Utica Shale operations to discontinued operations for the years ended December 31, 2013 and 2012. The Partnership’s Utica Shale investment did not have any operating activity during the year ended December 31, 2011. The net effect of the reclassification represents a decrease of $1.3 million, or 13.9%, and $0.1 million, or 0.2%, in the Partnership’s previously reported income from continuing operations for the years ended December 31, 2013 and 2012, respectively. The Partnership also reclassified certain current assets, non-current assets, current liabilities and non-current liabilities to “held for sale” categories on the consolidated statements of financial position for the years ended December 31, 2013 and 2012. There was no effect on the Partnership’s previously reported net income, financial condition, or cash flows.

4. BUSINESS COMBINATIONS AND OTHER ACQUISITIONS

Acquisition of The Elk Horn Coal Company, LLC

In June 2011, the Partnership completed the acquisition of 100% of the ownership interests in The Elk Horn Coal Company, LLC (“Elk Horn”) for approximately $119.7 million in cash consideration, or approximately $119.6 million net of cash acquired (referred to as the “Elk Horn Acquisition”). Elk Horn is primarily a coal leasing company that owns or controls coal reserves and non-reserve coal deposits and surface acreage in eastern Kentucky. The Elk Horn Acquisition was initially funded with borrowings under the Partnership’s credit facility. The Partnership completed a public offering of common units in July 2011 that provided proceeds the Partnership used to repay existing indebtedness on its credit facility that was incurred from the Elk Horn acquisition. The following table summarizes the assets acquired and liabilities assumed as of the acquisition date:

(in thousands)
Cash	$58
Accounts receivable	2,619
Prepaid expenses and other	94
Property, plant and equipment	7,466
Mine development costs	3,000
Coal properties	111,647
Intangible assets	654
Other non-current assets	1,112
Accounts payable	(79)
Deferred revenues	(2,499)
Accrued expenses and other	(1,691)
Asset retirement obligations	(2,707)
Net assets acquired	$119,674
Total consideration	$119,674

Although the responsibility of valuation remains with the Partnership’s management, the determination of the fair values of the various assets and liabilities acquired were based in part upon studies conducted by third-party professionals with experience in the appropriate subject matter. The studies related to the value of the property, plant and equipment, coal properties, intangible assets acquired and asset retirement obligations. The table above reflects the allocation of the purchase price to the fair value of the assets acquired and liabilities assumed in the Elk Horn Acquisition, which resulted in no recognition of goodwill or gain on the acquisition. The Partnership’s consolidated statements of operations and comprehensive income do not include revenue, costs or net income from Elk Horn prior to June 10, 2011, the effective date of the acquisition. The post-acquisition revenue of Elk Horn that is included in the Partnership’s results was approximately $13.0 million for the year ended December 31, 2011. The post-acquisition net income of Elk Horn that is included in the Partnership’s results was approximately $7.7 million for the year ended December 31, 2011.

The following table presents selected unaudited pro forma financial information for the year ended December 31, 2011. The pro forma information was prepared using Elk Horn’s historical financial data and also reflects adjustments based upon assumptions by the Partnership’s management to give effect for certain pro forma items that are directly attributable to the acquisition. These pro forma adjustment items include increased depletion expense related to the step-up in basis for the mineral assets acquired and increased interest expense from borrowings incurred to fund the acquisition. The pro forma adjustments for interest expense and earnings per unit reflect the net amount of the additional borrowings incurred by the Partnership in June 2011 to initially fund the acquisition that were partially offset by proceeds from common units issued in a public offering completed in July 2011. Supplemental pro forma revenue, net earnings and earnings per unit disclosures are as follows.

Year ended
December 31, 2011
(in thousands)
Revenues:
As reported	$367,221
Pro forma adjustments	9,477
Pro forma revenues	$376,698

Net Income:
As reported	$38,071
Pro forma adjustments	3,129
Pro forma net income	$41,200

Net income per limited partner unit, diluted:
As reported	$1.43
Pro forma adjustments	$0.03
Pro forma net income per limited partner unit	$1.46

Acquisition of Oil and Gas Mineral Rights

Beginning in 2011, the Partnership and an affiliate of Wexford Capital participated with Gulfport, a publicly traded company, to acquire interests in a portfolio of oil and natural gas leases in the Utica Shale. During the year ended December 31, 2011, the Partnership completed the acquisitions of interests in a portfolio of leases in the Utica Shale region of eastern Ohio, which consisted of a 10.8% net interest in approximately 80,000 gross acres. During the third quarter of 2012, the Partnership completed an exchange of its initial 10.8% position for a pro rata interest in 125,000 gross acres under lease by Gulfport and an affiliate of Wexford Capital. The non-cash transaction was an exchange of the Partnership’s operating interest for the operating interest owned by another party in order to diversify the Partnership’s risk in its oil and natural gas investment. Thus, the Partnership determined that the non-cash exchange of the Partnership’s ownership interest in the Utica acreage did not result in any gain or loss. Also during the third quarter of 2012, the Partnership’s position was adjusted to a 5% net interest in the 125,000 gross acres, or approximately 6,250 net acres. As of December 31, 2013, the Partnership had invested approximately $31.1 million for its pro rata interest in the Utica Shale portfolio of oil and natural gas leases, which consisted of a 5% interest in a total of approximately 152,300 gross acres, or 7,615 net acres. In addition, per the joint operating agreement completed between the Partnership, Gulfport and an affiliate of Wexford Capital, the Partnership has funded its proportionate share of drilling costs to Gulfport for wells being drilled on the Partnership’s acreage. For the years ended December 31, 2013 and 2012, the Partnership has funded approximately $23.3 million and $5.3 million, respectively, of drilling costs that are included in Oil and natural gas properties in the Partnership’s consolidated statements of financial position. For the year ended December 31, 2013, the Partnership recorded revenue from its Utica Shale investment of approximately $5.6 million in Other revenue and approximately $2.6 million of depletion expense in the Partnership’s consolidated statements of operations and comprehensive income. The Partnership recognized an immaterial amount of revenue and depletion expense from its Utica Shale investment for the year ended December 31, 2012. As described in Note 3, in February 2014, the Partnership signed a binding letter of intent to sell its entire Utica Shale joint interest investment to Gulfport for $185 million, subject to customary closing conditions.

In March 2012, the Partnership completed a lease agreement with a third party for approximately 1,232 acres that the Partnership previously owned in the Utica Shale region in Harrison County, Ohio. The lease agreement is for an initial five year term with an optional three year renewal period and conveys rights to the third party to perform drilling and operating activities for producing oil, natural gas or other hydrocarbons. As part of the lease agreement, the third party agreed to pay the Partnership the sum of $6,000 per acre as a lease bonus, of which $0.5 million was paid at the signing of the lease agreement. An additional $6.9 million was paid in the second quarter of 2012 totaling approximately $7.4 million of lease bonus payments for the approximately 1,232 acres. In addition, the lease agreement stipulates that the third party shall pay the Partnership a 20% royalty based upon the gross proceeds received from the sale of oil and/or natural gas recovered from the leased property.

The Partnership analyzed the lease agreement and determined that the lease bonus payments represented a conveyance of these oil and natural gas rights, and should be recognized as a component of the Partnership’s consolidated statements of operations. This determination was based upon the fact that that the lease agreement did not require the Partnership to perform any future obligations to perform or participate in drilling activities and the lease agreement did not result in any pooling of assets that would be used to perform any future drilling activities. In addition, the entire amount of the lease bonus was recognized as Other revenues since the Partnership’s business activities have historically included the leasing of mineral resources, including coal leasing, which have been recorded as Other revenues. For the year ended December 31, 2012, the Partnership recorded $7.4 million related to the initial lease bonus payments within Other revenues in the Partnership’s Northern Appalachia segment.

In April 2013, the Partnership closed on an agreement with a third party to sell the 20% royalty interest on its owned 1,232 acres in the Utica Shale for approximately $10.5 million. The sale of the royalty interest resulted in a gain of approximately $10.5 million since the Partnership had no cost basis associated with the royalty interest. This gain is included on the (Gain) on sale/disposal of assets—net line of the Partnership’s consolidated statements of operations and comprehensive income.

In September 2013, the Partnership closed on an agreement with a third party to sell the oil and natural gas mineral rights for approximately 57 acres the Partnership owns in the Utica Shale region in Harrison County, Ohio for approximately $0.6 million.  The sale of this acreage resulted in a gain of approximately $0.6 million since the Partnership had no cost basis associated with this property. This gain is included on the (Gain) on sale/disposal of assets—net line of the Partnership’s consolidated statements of operations and comprehensive income.

During the year ended December 31, 2011, the Partnership completed the acquisition of certain oil and natural gas mineral rights in the Cana Woodford region of western Oklahoma for a total purchase price of approximately $8.1 million. The Partnership recorded an immaterial amount of royalty revenue from its Cana Woodford investment during the years ended December 31, 2013 and 2012.

Acquisition of Coal Property

In May 2012, the Partnership completed the purchase of certain rights to coal leases and surface property located in Daviess and McLean counties in western Kentucky for approximately $1.5 million. In addition, the Partnership could potentially be required to pay an additional $3.0 million related to this acquisition if certain conditions are met. Of that amount, $2.0 million was initially recorded in Property, plant and equipment and Accrued expenses related to this acquisition since this additional amount related to the purchase of these assets was probable and estimable. The remaining $1.0 million in potential payments has not been recorded because the conditions requiring payment of this amount have not yet occurred.

During the third quarter of 2012, the Partnership paid $1.6 million of the $2.0 million that was accrued related to the acquisition since the conditions requiring payment had been met. The remaining balance of $0.4 million was paid in the fourth quarter of 2013 since the conditions requiring payment had been met.

The coal leases and property are estimated to contain approximately 32.6 million tons of proven and probable coal reserves as of December 31, 2013 that are contiguous to the Green River. The property was initially undeveloped, but fully permitted, and provides the Partnership with access to Illinois Basin coal that is adjacent to a navigable waterway, which could be exported to non-U.S. customers. The Partnership has commenced the construction of a new underground mining operation on this property with production targeted to begin in mid-2014.

In August 2011, the Partnership purchased non-reserve coal deposits at its Sands Hill operation for approximately $2.5 million, which is estimated to include approximately 2.5 million tons of non-reserve coal deposits.

In June 2011, the Partnership acquired approximately 32,600 acres and associated surface rights in Randolph and Upshur Counties, West Virginia for approximately $7.5 million. These development stage properties are unpermitted and contain no infrastructure. The property is estimated to contain approximately 8.2 million tons of proven and probable underground metallurgical coal reserves as of December 31, 2013.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets as of December 31, 2013 and 2012 consisted of the following:

	December 31,
	2013	2012
	(in thousands)
Other prepaid expenses	$951	$767
Prepaid insurance	1,958	1,895
Prepaid leases	122	121
Supply inventory	1,221	1,219
Deposits	320	321
Total	$4,572	$4,323

6. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, including coal properties and mine development and construction costs, as of December 31, 2013 and 2012 are summarized by major classification as follows:

		December 31,
	Useful Lives	2013	2012
		(in thousands)
Land and land improvements		$35,078	$34,978
Mining and other equipment and related facilities	2 - 20 Years	302,114	297,615
Mine development costs	1 - 15 Years	73,344	67,045
Coal properties	1 - 15 Years	238,975	240,368
Oil and natural gas properties		8,093	8,182
Construction work in process		17,104	5,216
Total		674,708	653,404
Less accumulated depreciation, depletion and amortization		(249,718)	(219,613)
Net		$424,990	$433,791

The Partnership’s proportionate share of oil and natural gas properties not subject to amortization as of December 31, 2013 and 2012 are summarized as follows (Note: the Utica Shale oil and natural gas properties detailed below are reclassified within the non-current assets held for sale total included in the consolidated statements of financial position due to the sale of the Partnership’s Utica Shale assets as described in Note 3):

	December 31,
	2013	2012
	(in thousands)
Acquisition costs	$30,430	$32,175
Exploration costs	—	—
Development costs	—	—
Total	$30,430	$32,175

Depreciation expense for mining and other equipment and related facilities, depletion expense for coal and oil and natural gas properties, amortization expense for mine development costs, amortization expense for intangible assets and amortization expense for asset retirement costs for the years ended December 31, 2013, 2012 and 2011 was as follows:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Depreciation expense-mining and other equipment and related facilities	$31,510	$32,685	$26,467
Depletion expense for coal properties	5,387	5,784	5,140
Depletion expense for oil and natural gas properties (1)	47	—	—
Amortization expense for mine development costs	2,520	2,180	3,322
Amortization expense for intangible assets	80	80	65
Amortization expense for asset retirement costs	83	545	1,331
Total	$39,627	$41,274	$36,325

(1) Depletion expense for the Partnership’s Utica Shale oil and natural gas properties are reclassified to Income from discontinued operations line in the consolidated statements of operations and comprehensive income due to the sale of the Partnership’s Utica shale assets as described in Note 3.

Sale of Land Surface Rights

In December 2012, the Partnership completed the sale of the surface rights to approximately 134 acres located in Harrison County, Ohio for approximately $1.5 million.  The Partnership recorded a gain of approximately $1.5 million related to this sale that is included on the (Gain) loss on sale/acquisition of assets, net line of the Partnership’s consolidated statements of operations and comprehensive income.

Sale of Triad Operations

In August 2012, the Partnership sold the operations and tangible assets of its roof bolt manufacturing company, Triad Roof Support Systems, LLC (“Triad”), to a third party for $0.5 million of cash consideration. As part of the sale, the Partnership retained the rights to certain intellectual property and entered into an exclusive license and option to purchase agreement for this intellectual property with the same third party for potential additional cash consideration. The Partnership has not recorded any portion of this additional consideration since this amount is contingent upon the third party determining the viability of the related intellectual property to their specifications. In connection with the purchase of Triad in 2009, the Partnership had recorded approximately $0.2 million of goodwill. Since the Partnership disposed of the entire operations and fixed assets of the Triad reporting unit, the goodwill was included in the carrying amount of the Triad reporting unit to determine the $0.2 million gain that was recorded on the sale of this reporting unit.  This gain is included on the (Gain) on sale/disposal of assets, net line of the Partnership’s consolidated statements of operations and comprehensive income.

Sale of Mining Assets

In December 2012, the Partnership sold certain non-core mining assets located in Pike County, Kentucky to a third party for approximately $0.2 million. The transaction also extinguished certain liabilities related to the assets sold. In relation to the sale of these assets and extinguishment of liabilities, the Partnership recorded a gain of approximately $0.9 million, which was higher than the sales amount due to the extinguishment of the liabilities. This gain is included on the (Gain) on sale/disposal of assets, net line of the Partnership’s consolidated statements of operations and comprehensive income.

In February 2012, the Partnership sold certain non-core mining assets located in Pike County, Kentucky to a third party for approximately $0.6 million. The transaction also extinguished certain liabilities related to the assets sold. In relation to the sale of these assets and extinguishment of liabilities, the Partnership recorded a gain of approximately $0.9 million, which was higher than the sales amount due to the extinguishment of the liabilities. This gain is included on the (Gain) on sale/disposal of assets, net line of the Partnership’s consolidated statements of operations and comprehensive income.

In August 2011, the Partnership closed on an agreement to sell and assign certain non-core mining assets and related liabilities located in the Phelps, Kentucky area of the Partnership’s Tug River mining complex for $20 million. The mining assets included leasehold interests and permits to surface and mineral interests that included steam coal reserves and non-reserve coal deposits. Additionally, the sales agreement includes the potential for additional payments of approximately $8.75 million dependent upon the future issuance of certain permits and the commencement of mining activities by the purchaser. These contingent payments are being accounted for as gain contingencies and will be recognized in the future when and if the contingencies are resolved. The transaction also transfers certain liabilities related to the assets sold. In relation to the sale of these assets and transfer of liabilities, the Partnership recorded a gain of approximately $2.4 million, which is included on the (Gain) on sale/disposal of assets, net line of the Partnership’s consolidated statements of operations and comprehensive income.

Long-Lived Asset Impairment

During the fourth quarter of 2013, the Partnership’s management made a strategic decision to permanently close the mining operations at its McClane Canyon complex in Colorado. Since the McClane Canyon complex had been idled at the end of 2010, the Partnership had been actively marketing the coal from this complex to potential buyers, but had not been able to obtain suitable sales contracts. Due to the unfavorable long-term prospects for the coal market in the Colorado area and to avoid the ongoing costs that were being incurred to temporarily idle this complex, the Partnership’s management made the decision to permanently close this operation at the end of 2013. While a portion of the equipment from this operation was relocated to other operating locations, the Partnership incurred an impairment charge of approximately $1.7 million during 2013 related to specific property, plant and equipment, which is included on the Asset impairment loss line of the Partnership’s consolidated statements of operations and comprehensive income.

7. GOODWILL AND INTANGIBLE ASSETS

ASC Topic 350 addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Under the provisions of ASC Topic 350, goodwill and other intangible assets with indefinite useful lives are not amortized but instead tested for impairment at least annually.

As discussed in Note 6, the Partnership’s goodwill balance was reduced to zero as a result of the disposal of the Partnership’s Triad operations that were sold during the third quarter of 2012.

Intangible assets of the Partnership as of December 31, 2013 consisted of the following:

	Gross		Net
	Carrying	Accumulated	Carrying
Intangible Asset	Amount	Amortization	Amount
	(in thousands)
Patent	$728	$207	$521
Developed Technology	78	22	56
Trade Name	184	23	161
Customer List	470	60	410
Total	$1,460	$312	$1,148

Intangible assets of the Partnership as of December 31, 2012 consisted of the following:

	Gross		Net
	Carrying	Accumulated	Carrying
Intangible Asset	Amount	Amortization	Amount
	(in thousands)
Patent	$728	$164	$564
Developed Technology	78	18	60
Trade Name	184	14	170
Customer List	470	36	434
Total	$1,460	$232	$1,228

The Partnership considers the patent and developed technology intangible assets to have a useful life of seventeen years.

In connection with the Elk Horn Acquisition, the Partnership recognized an intangible asset for the trade name valued at $184,000 and a customer list intangible asset valued at $470,000 during 2011. The trade name and customer list intangible assets recognized in the Elk Horn Acquisition do not have any residual value and do not have any renewal or extension terms. The Partnership considers the trade name and customer list intangible assets to have a useful life of twenty years. All of the intangible assets are amortized over their useful life on a straight line basis. Amortization expense for the years ended December 31, 2013, 2012 and 2011 is included in the depreciation, depletion and amortization table included in Note 6.

The future total amortization expense for each of the five succeeding years related to intangible assets that are currently recorded in the consolidated statement of financial position is estimated to be as follows at December 31, 2013:

		Developed		Customer
	Patent	Technology	Trade Name	List	Total
	(in thousands)
2014	$43	$5	$9	$23	$80
2015	43	5	9	23	80
2016	43	5	9	23	80
2017	43	5	9	23	80
2018	43	5	9	23	80

8. OTHER NON-CURRENT ASSETS

Other non-current assets as of December 31, 2013 and 2012 consisted of the following:

	December 31,
	2013	2012
	(in thousands)
Deposits and other	$1,223	$1,988
Debt issuance costs—net	3,535	3,851
Non-current receivable	4,327	3,829
Note receivable	206	—
Deferred expenses	349	16
Total	$9,640	$9,684

Debt issuance costs were $9.0 million and $8.0 million as of December 31, 2013 and 2012, respectively. Accumulated amortization of debt issuance costs were $5.5 million and $4.2 million as of December 31, 2013 and 2012, respectively. As of December 31, 2013 and 2012, the non-current receivable balance of $4.3 million and $3.8 million, respectively, consisted of the amount due from the Partnership’s workers’ compensation insurance providers for potential claims that are the primary responsibility of the Partnership, but are covered under the Partnership’s insurance policies.  See Note 12 for a discussion of the $4.3 million and $3.8 million that is also recorded in the Partnership’s other non-current workers’ compensation liabilities.

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities as of December 31, 2013 and 2012 consisted of the following:

	December 31,
	2013	2012
	(in thousands)
Payroll, bonus and vacation expense	$3,573	$4,086
Non-income taxes	2,750	3,318
Royalty expenses	2,001	2,536
Accrued interest	760	671
Health claims	1,036	1,479
Workers’ compensation & pneumoconiosis	1,190	1,784
Deferred revenues	3,592	2,788
Accrued insured litigation claims	2,579	2,783
Other	3,086	2,733
Total	$20,567	$22,178

The $2.6 million and $2.8 million accrued for insured litigation claims as of December 31, 2013 and 2012, respectively, consists of probable and estimable litigation claims that are the primary obligation of the Partnership. This amount is also due from the Partnership’s insurance providers and is included in Accounts receivable, net of allowance for doubtful accounts on the Partnership’s consolidated statements of financial position. The Partnership presents this amount on a gross asset and liability basis as a right of setoff does not exist per the accounting guidance in ASC Topic 210. This presentation has no impact on the Partnership’s results of operations or cash flows.

10. DEBT

Debt as of December 31, 2013 and 2012 consisted of the following:

	December 31,
	2013	2012
	(in thousands)
Senior secured credit facility with PNC Bank, N.A.	$167,040	$157,250
Note payable to H&L Construction Co., Inc.	800	1,560
Other notes payable	3,206	4,739
Total	171,046	163,549
Less current portion	(1,024)	(2,350)
Long-term debt	$170,022	$161,199

Senior Secured Credit Facility with PNC Bank, N.A.—The original maximum availability under the credit facility by and among the Operating Company, the guarantors (including the Partnership) and lenders which are parties thereto, and PNC Bank, N.A. as administrative agent was $200.0 million. On June 8, 2011, with the consent of the lenders, the Operating Company exercised the option to increase the amount available to borrow under the credit agreement by $50.0 million to $250.0 million as part of the Elk Horn Acquisition discussed earlier. As part of exercising this option to increase the available amount under the credit agreement, the Operating Company paid a fee of $1.0 million to the lenders, which was recorded in Debt issuance costs in Other non-current assets on the Partnership’s consolidated statements of financial position and in Cash flows from financing activities in the Partnership’s consolidated statements of cash flows.

On July 29, 2011, the Operating Company and the Partnership, as a guarantor, executed an amended and restated senior secured credit facility with PNC Bank, N.A., as administrative agent, and a group of lenders, which are parties thereto. The maximum availability under the amended and restated credit facility is $300.0 million, with a one-time option to increase the availability by an amount not to exceed $50.0 million. Of the $300.0 million, $75.0 million is available for letters of credit. Borrowings under the facility bear interest, which varies depending upon the levels of certain financial ratios. As part of the agreement, the Operating Company is required to pay a commitment fee on the unused portion of the borrowing availability that also varies depending upon the levels of certain financial ratios. Borrowings on the amended and restated senior secured credit facility are collateralized by all the unsecured assets of the Partnership. The amended and restated senior secured credit facility requires the Partnership to maintain certain minimum financial ratios and contains certain restrictive provisions, including among others, restrictions on making loans, investments and advances, incurring additional indebtedness, guaranteeing indebtedness, creating liens, and selling or assigning stock. The Partnership was in compliance with all covenants contained in the amended and restated senior secured credit facility as of and for the period ended December 31, 2013. The amended and restated senior secured credit facility expires in July 2016.

As part of executing the amended and restated senior secured credit facility, the Operating Company paid a fee of approximately $2.8 million to the lenders, which was recorded in Debt issuance costs in Other non-current assets on the Partnership’s consolidated statements of financial position and in Cash flows from financing activities in the Partnership’s consolidated statements of cash flows. The Partnership evaluated the accounting guidance in ASC Topic 470, Debt, De-recognition, Line-of-Credit or Revolving-Debt Arrangements, and determined that the balance of the previous deferred financing costs met the requirements to be included with the fees paid for the amended and restated credit facility, with the combined balance of financing costs being deferred and amortized over the five year term of the amended and restated credit facility.

In April 2013, the Partnership entered into an amendment of its amended and restated senior secured credit facility with PNC Bank, N.A., as administrative agent, and a group of lenders, which are parties thereto. The amendment provided for an increase in the maximum allowed investments in coal-related entities outside of the Partnership (i.e. joint ventures) under the amended and restated senior secured credit facility from $25 million to $40 million. The amendment also altered the maximum leverage ratio allowed under the amended and restated senior secured credit facility and also altered the pricing grid to include applicable interest rates for borrowings, letter of credit fees and commitment fees on unused borrowings based upon the new maximum leverage ratio. The amendment increases the maximum leverage ratio of the amended and restated senior secured credit facility to 3.75 from April 1, 2013 through March 31, 2015, then steps the maximum leverage ratio down to its previous level of 3.0 after December 31, 2015. All other terms of the amended and restated senior secured credit facility were not affected by the amendment. As part of executing the amendment to the amended and restated senior secured credit facility, the Operating Company paid a fee of approximately $1.0 million to the lenders in April 2013, which was recorded in Debt issuance costs in Other non-current assets on the Partnership’s consolidated statements of financial position and in Cash flows from financing activities in the Partnership’s consolidated statements of cash flows.

At December 31, 2013, the Operating Company had borrowed $162.0 million at a variable interest rate of LIBOR plus 3.00% (3.17% at December 31, 2013) and an additional $5.0 million at a variable interest rate of PRIME plus 2.00% (5.25% at December 31, 2013). In addition, the Operating Company had outstanding letters of credit of $21.5 million at a fixed interest rate of 3.00% at December 31, 2013. Based upon a maximum borrowing capacity of 3.75 times a trailing twelve-month EBITDA calculation (as defined in the credit agreement), the Operating Company had not used $56.1 million of the borrowing availability at December 31, 2013.

For the year ending December 31, 2013, the Partnership capitalized interest costs of approximately $0.1 million, which was related to the construction of its Pennyrile mine in western Kentucky.  The Partnership did not capitalize any interest costs during the years ended December 31, 2012 and 2011.

Note payable to H&L Construction Co., Inc.—The note payable to H&L Construction Co., Inc. was originally a non-interest bearing note and the Partnership has recorded a discount for imputed interest at a rate of 5.0% on this note that is being amortized over the life of the note using the effective interest method. The note payable matures in January 2015. The note is secured by mineral rights purchased by the Partnership from H&L Construction Co., Inc. with a carrying amount of $11.1 million and $11.3 million at December 31, 2013 and 2012, respectively.

Principal payments on long-term debt due subsequent to December 31, 2013 are as follows:

in thousands
2014	$1,049
2015	210
2016	167,265
2017	240
2018	257
Thereafter	2,050
Total principal payments	171,071
Less imputed interest on interest free notes payable	(25)
Total debt	$171,046

11. ASSET RETIREMENT OBLIGATIONS

The changes in asset retirement obligations for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Balance at beginning of period (including current portion)	$33,003	$34,113	$35,691
Accretion expense	2,356	1,896	1,956
Adjustment resulting from addition of property	—	72	2,707
Adjustment resulting from disposal of property	—	(968)	(3,588)
Adjustments to the liability from annual recosting and other	20	(201)	(617)
Liabilities settled	(928)	(1,909)	(2,036)
Balance at end of period	34,451	33,003	34,113
Less current portion of asset retirement obligation	(1,614)	(2,255)	(3,192)
Long-term portion of asset retirement obligation	$32,837	$30,748	$30,921

12. WORKERS’ COMPENSATION AND BLACK LUNG

Certain of the Partnership’s subsidiaries are liable under federal and state laws to pay workers’ compensation and coal workers’ black lung benefits to eligible employees, former employees and their dependents. The Partnership currently utilizes an insurance program and state workers’ compensation fund participation to secure its on-going obligations depending on the location of the operation. Premium expense for workers’ compensation benefits is recognized in the period in which the related insurance coverage is provided.

Commencing with the December 31, 2013 reporting period, the Partnership’s black lung benefit liability is calculated using the service cost method that considers the calculation of the actuarial present value of the estimated black lung obligation. The Partnership had previously accounted for its black lung benefit liability using an event driven approach under ASC 450, Contingencies. It was determined the Partnership should have accounted for its black lung benefit liability using a service cost approach under ASC 710, Compensation-General, because this approach matches black lung costs over the service lives of the miners who ultimately receive black lung benefits.  All prior period information for black lung expense and benefit liability presented in the consolidated financial statements and in this Note has been revised using the service cost method. As of December 31, 2010, this correction resulted in a decrease in partners’ capital of $5.8 million from amounts previously reported.  The correction also resulted in a decrease in net income of approximately $0.7 million and approximately $0.8 million for 2012 and 2011, respectively, from amounts previously reported.

The Partnership’s actuarial calculations using the service cost method for its black lung benefit liability are based on numerous assumptions including disability incidence, medical costs, mortality, death benefits, dependents and interest rates. The Partnership’s liability for traumatic workers’ compensation injury claims is the estimated present value of current workers’ compensation benefits, based on actuarial estimates. The Partnership’s actuarial estimates for its workers’ compensation liability are based on numerous assumptions including claim development patterns, mortality, medical costs and interest rates. The discount rate used to calculate the estimated present value of future obligations for black lung was 5.0% and 4.0%, respectively, for December 31, 2013 and 2012 and for workers’ compensation was 2.0% at December 31, 2013 and 2012.

The black lung and workers’ compensation expenses for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Black lung benefits:
Service cost	$736	$1,215	$156
Interest cost	469	466	110
Actuarial (gain)/loss	(1,584)	693	1,231
Total black lung	(379)	2,374	1,497
Workers’ compensation expense	2,743	1,018	4,049
Total expense	$2,364	$3,392	$5,546

The changes in the black lung benefit liability for the years ended December 31, 2013 and 2012 are as follows:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Benefit obligations at beginning of year	$8,513	$6,392	$5,055
Service cost	736	1,215	156
Interest cost	469	466	110
Actuarial (gain)/loss	(1,584)	693	1,231
Benefits and expenses paid	(883)	(253)	(160)
Benefit obligations at end of year	$7,251	$8,513	$6,392

The classification of the amounts recognized for the Partnership’s workers’ compensation and black lung benefits liability as of December 31, 2013 and 2012 are as follows:

	December 31,
	2013	2012
	(in thousands)
Black lung claims	$7,251	$8,513
Workers’ compensation claims	10,159	9,846
Total obligations	$17,410	$18,359
Less current portion	(1,190)	(1,784)
Non-current obligations	$16,220	$16,575

The balance for workers’ compensation claims as of December 31, 2013 and 2012 consisted of $4.3 million and $3.8 million, respectively, that is the primary obligation of the Partnership, but this amount is also due from the Partnership’s insurance providers, which is included in Note 8 as non-current receivables, based on the Partnership’s workers’ compensation insurance coverage. The Partnership presents this amount on a gross asset and liability basis since a right of setoff does not exist per the accounting guidance in ASC Topic 210. This presentation has no impact on the Partnership’s results of operations or cash flows.

13. EMPLOYEE BENEFITS

Postretirement Plan—In conjunction with the acquisition of the coal operations of American Electric Power on April 16, 2004, the Operating Company acquired a postretirement benefit plan providing healthcare to eligible employees at its Hopedale operations. The Partnership has no other postretirement plans.

Summaries of the changes in benefit obligations and funded status of the plan as of the measurement dates of December 31, 2013, 2012 and 2011 are as follows:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Benefit obligation at beginning of period	$6,747	$5,649	$6,641
Changes in benefit obligations:
Service costs	385	378	491
Interest cost	186	231	312
Benefits paid	(253)	(133)	(72)
Actuarial (gain)/loss	(945)	622	(1,723)
Benefit obligation at end of period	$6,120	$6,747	$5,649
Fair value of plan assets at end of period	$—	$—	$—
Funded status	$(6,120)	$(6,747)	$(5,649)

The classification of net amounts recognized for postretirement benefits as of December 31, 2013 and 2012 are as follows:

	December 31,
	2013	2012
	(in thousands)
Current liability—postretirement benefits	$(334)	$(227)
Non-current liability—postretirement benefits	(5,786)	(6,520)
Net amount recognized	$(6,120)	$(6,747)

The amounts recognized in accumulated other comprehensive income for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Balance at beginning of year	$1,431	$2,348	$625
Actuarial gain (loss)	945	(622)	1,723
Amortization of net actuarial gain	(145)	(295)	—
Net actuarial gain	$2,231	$1,431	$2,348

The amounts reclassified from accumulated other comprehensive income to Cost of operations in the Partnership’s consolidated statements of operations for the years ended December 31, 2013 and 2012 was $0.1 million and $0.3 million, respectively.  No amounts were reclassified from accumulated other comprehensive income for the year ended December 31, 2011.

	December 31,
	2013	2012
Weighted Average assumptions used to determine benefit obligations:
Discount rate	3.96%	2.80%
Expected return on plan assets	n/a	n/a

	Year Ended December 31,
	2013	2012	2011
Weighted Average assumptions used to determine periodic benefit cost:
Discount rate	2.80%	4.15%	4.75%
Expected return on plan assets	n/a	n/a	n/a
Rate of compensation increase	n/a	n/a	n/a

The components of net periodic benefit cost for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Service costs	$385	$378	$491
Interest cost	186	231	312
Amortization of (gain)	(145)	(295)	—
Benefit cost	$426	$314	$803

Amounts expected to be amortized from accumulated other comprehensive income into net periodic benefit cost during the year ending December 31, 2014, are as follows:

(in thousands)
Net actuarial gain	$367

Expected future benefit payments are as follows:

Period	(in thousands)
2014	$334
2015	397
2016	538
2017	602
2018	659
2019-2023	$4,337

For benefit obligation measurement purposes, a 7.30% annual rate of increase in the per capita cost of covered health care benefits was assumed, gradually decreasing to 4.50% in 2027 and remaining level thereafter.

Net periodic benefit cost is determined using the assumptions as of the beginning of the year, and the funded status is determined using the assumptions as of the end of the year. Effective June 1, 2007, employees hired by the Partnership are not eligible for benefits under the plan.

The expense and liability estimates can fluctuate by significant amounts based upon the assumptions used by the Partnership. As of December 31, 2013, a one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage	One-Percentage
	Point Increase	Point Decrease
	(in thousands)
Effect on total service and interest cost components	$58	$(52)
Effect on postretirement benefit obligation	$467	$(433)

401(k) Plans—The Partnership and certain subsidiaries sponsor defined contribution savings plans for all employees. Under one defined contribution savings plan, the Partnership matches voluntary contributions of participants up to a maximum contribution based upon a percentage of a participant’s salary with an additional matching contribution possible at the Partnership’s discretion. The expense under these plans for the years ended December 31, 2013, 2012 and 2011 was as follows:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
401(k) plan expense	$2,243	$2,322	$2,245

14. EQUITY-BASED COMPENSATION

In October 2010, the General Partner established the Rhino Long-Term Incentive Plan (the “Plan” or “LTIP”). The Plan is intended to promote the interests of the Partnership by providing to employees, consultants and directors of the General Partner, the Partnership or affiliates of either incentive compensation awards to encourage superior performance. The LTIP provides for grants of restricted units, unit options, unit appreciation rights, phantom units, unit awards, and other unit-based awards. The aggregate number of units initially reserved for issuance under the LTIP is 2,479,400.

As of December 31, 2013, the General Partner granted phantom units to certain employees and restricted units and unit awards to its directors. A portion of these grants were made in connection with the IPO completed during October 2010, as well as annual restricted unit awards to directors and phantom unit awards granted in the first quarters of 2013 and 2012 to certain employees in connection with the prior fiscal year’s performance. The phantom units granted in the first quarters of 2013 and  2012 vest in equal annual installments over a three year period from the date of grant. The remaining terms and conditions of these phantom unit awards are similar to the phantom units awarded in connection with the Partnership’s IPO. A summary of non-vested LTIP awards as of and for the years ended December 31, 2013, 2012 and 2011 is as follows:

	Common Units	Weighted Average Grant Date Fair Value (per unit)
	(in thousands)
Non-vested awards at December 31, 2010	135	$20.50
Granted	10	$19.90
Vested	(52)	$20.47
Forfeited	(1)	$20.50

Non-vested awards at December 31, 2011	92	$20.45
Granted	32	$17.40
Vested	(49)	$20.12
Forfeited	(8)	$20.28

Non-vested awards at December 31, 2012	67	$19.23
Granted	49	$13.50
Vested	(58)	$18.88
Forfeited	(3)	$16.62

Non-vested awards at December 31, 2013	55	$14.63

With the vesting of the first portion of the employees’ awards in early April 2011, the Compensation Committee of the board of directors of the General Partner elected to pay some of the awards in cash or a combination of cash and common units. This election was a change in policy since management had previously planned to settle all employee awards with units upon vesting as per the grant agreements. This policy change resulted in a modification of all employee awards from equity to liability classification as of March 31, 2011 and all new awards granted thereafter. The Partnership incurred incremental compensation expense for the year ended December 31, 2011 of approximately $0.1 million due to the modification of these awards. The equity balance of approximately $0.2 million accrued as of December 31, 2010 for the non-vested awards was also reclassified from the Limited partners’ capital account to Accrued expenses and other in the current liability portion in the consolidated statement of financial position as of December 31, 2011. For the years ended December 31, 2013 and 2012, the Partnership did not record any incremental compensation expense due to the modification of the employees’ IPO awards since the market price of the Partnership’s common units was below the IPO grant price. The final tranche of the IPO awards vested in October 2013.

For the years ended December 31, 2013, 2012 and 2011, the Partnership recorded expense of approximately $0.7 million, approximately $0.9 million and approximately $1.1 million, respectively, for the LTIP awards. All of the non-vested LTIP awards granted during 2013, 2012 and 2011 included, with respect to the phantom unit awards, distribution equivalent rights (or DERs) or unit distribution rights, with respect to restricted unit awards, each of which are rights to accrue quarterly cash distributions in an amount equal to the cash distribution the Partnership makes to unitholders during the vesting period. However, any accrued distributions will be forfeited if the related awards fail to vest according to the relevant vesting conditions of the award.

For the year ended December 31, 2013, the total fair value of the awards that vested was $0.8 million. As of December 31, 2013, the total unrecognized compensation expense related to the non-vested LTIP awards that are expected to vest was $0.5 million. The expense is expected to be recognized over a weighted-average period of 1.6 years. As of December 31, 2013, the intrinsic value of the non-vested LTIP awards was $0.6 million.

During the first quarter of 2014, certain employees received grants of phantom units with tandem DERs under the LTIP program. These awards were granted in connection with fiscal year 2013 performance and vest in equal annual installments over a three-year period from the date of grant. The total value of the awards granted was approximately $0.4 million and the expense related to these awards will be recognized ratably over the three-year vesting period, plus any mark-to-market adjustments.

15. COMMITMENTS AND CONTINGENCIES

Coal Sales Contracts and Contingencies—As of December 31, 2013, the Partnership had commitments under sales contracts to deliver annually scheduled base quantities of coal as follows:

Year	Tons (in thousands)	Number of customers
2014	3,045	19
2015	1,796	4
2016	1,100	2
2017	1,100	2

Some of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on a variety of factors and indices.

Purchase Commitments—As of December 31, 2013, the Partnership had a commitment to purchase 2,000 tons of ammonia nitrate at fixed prices from March 2014 through December 2014 for approximately $0.9 million.

Purchased Coal Expenses—The Partnership incurs purchased coal expense from time to time related to coal purchase contracts. In addition, the Partnership incurs expense from time to time related to coal purchased on the over-the-counter market (“OTC”). Purchase coal expense from coal purchase contracts and expense from OTC purchases for the years ended December 31, 2013, 2012 and 2011 was as follows:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Purchased coal expense	$3,730	$25,637	$14,283
OTC expense	$1,271	$—	$14

Leases—The Partnership leases various mining, transportation and other equipment under operating leases. The Partnership also leases coal reserves under agreements that call for royalties to be paid as the coal is mined. Lease and royalty expense for the years ended December 31, 2013, 2012 and 2011 was as follows:

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Lease expense	$3,161	$2,860	$2,630
Royalty expense	$11,442	$14,474	$16,175

Approximate future minimum lease and royalty payments (not including advance royalties already paid and recorded as assets in the accompanying statements of financial position) are as follows:

Years Ended December 31,	Royalties	Leases
	(in thousands)
2014	$1,642	$1,577
2015	1,865	1,538
2016	1,864	1,545
2017	1,922	1,141
2018	1,929	193
Thereafter	9,644	—
Total minimum royalty and lease payments	$18,866	$5,994

Environmental Matters—Based upon current knowledge, the Partnership believes that it is in compliance with environmental laws and regulations as currently promulgated. However, the exact nature of environmental control problems, if any, which the Partnership may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

Legal Matters—The Partnership is involved in various legal proceedings arising in the ordinary course of business due to claims from various third parties, as well as potential citations and fines from the Mine Safety and Health Administration, potential claims from land or lease owners and potential property damage claims from third parties. The Partnership is not party to any other pending litigation that is probable to have a material adverse effect on the financial condition, results of operations or cash flows of the Partnership. Management of the Partnership is also not aware of any significant legal, regulatory or governmental proceedings against or contemplated to be brought against the Partnership.

Guarantees/Indemnifications and Financial Instruments with Off-Balance Sheet Risk—In the normal course of business, the Partnership is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the consolidated statements of financial position. The amount of bank letters of credit outstanding with PNC Bank, N.A., as the letter of credit issuer under the Partnership’s credit facility, was $21.5 million as of December 31, 2013. The bank letters of credit outstanding reduce the borrowing capacity under the credit facility. In addition, the Partnership has outstanding surety bonds with third parties of $75.2 million as of December 31, 2013 to secure reclamation and other performance commitments.

The credit facility is fully and unconditionally, jointly and severally guaranteed by the Partnership and substantially all of its wholly owned subsidiaries. Borrowings under the credit facility are collateralized by the unsecured assets of the Partnership and substantially all of its wholly owned subsidiaries. See Note 10 for a more complete discussion of the Partnership’s debt obligations.

Joint Venture—Pursuant to the Rhino Eastern joint venture agreement with Patriot, the Partnership is required to contribute additional capital to assist in funding the development and operations of the Rhino Eastern joint venture. During the year ended December 31, 2013, the Partnership made capital contributions to the Rhino Eastern joint venture of approximately $2.3 million based upon its proportionate ownership percentage. The Partnership may be required to contribute additional capital or make loans to Rhino Eastern commensurate with its ownership percentage in subsequent periods.

The Partnership may contribute additional capital to the Timber Wolf joint venture that was formed in the first quarter of 2012.  The Partnership did not make any capital contributions to the Timber Wolf joint venture during the year ended December 31, 2013.

The Partnership is required to contribute additional capital to the Muskie Proppant joint venture that was formed in the fourth quarter of 2012.  During the year ended December 31, 2013, the Partnership made capital contributions to the Muskie Proppant joint venture of approximately $0.5 million based upon its proportionate ownership percentage. In addition, during the year ended December 31, 2013, the Partnership provided a loan based upon its ownership share to Muskie in the amount of $0.2 million that remained outstanding as of December 31, 2013. The Partnership may be required to contribute additional capital or make loans to Muskie commensurate with its ownership percentage in subsequent periods.

16. EARNINGS PER UNIT (“EPU”)

The following table presents a reconciliation of the numerators and denominators of the basic and diluted EPU calculations for the periods ended December 31, 2013, 2012 and 2011:

Year ended December 31, 2013	General Partner	Common Unitholders	Subordinated Unitholders
	(in thousands, except per unit data)
Numerator:
Interest in net income:
Net income from continuing operations	$162	$4,448	$3,501
Net income from discontinued operations	26	769	512
Interest in net income	$188	$5,217	$4,013
Denominator:
Weighted average units used to compute basic EPU	n/a	15,751	12,397
Effect of dilutive securities — LTIP awards	n/a	9	—
Weighted average units used to compute diluted EPU	n/a	15,760	12,397

Net income per limited partner unit, basic:
Net income per unit from continuing operations	n/a	$0.29	$0.28
Net income per unit from discontinued operations	n/a	0.04	0.04
Net income per limited partner unit, basic	n/a	$0.33	$0.32
Net income per limited partner unit, diluted:
Net income per unit from continuing operations	n/a	$0.29	$0.28
Net income per unit from discontinued operations	n/a	0.04	0.04
Net income per limited partner unit, diluted	n/a	$0.33	$0.32

Year ended December 31, 2012	General Partner	Common Unitholders	Subordinated Unitholders
	(in thousands, except per unit data)
Numerator:
Interest in net income:
Net income from continuing operations	$789	$21,374	$17,284
Net income from discontinued operations	1	48	39
Interest in net income	$790	$21,422	$17,323
Denominator:
Weighted average units used to compute basic EPU	n/a	15,331	12,397
Effect of dilutive securities — LTIP awards	n/a	4	—
Weighted average units used to compute diluted EPU	n/a	15,335	12,397

Net income per limited partner unit, basic:
Net income per unit from continuing operations	n/a	$1.39	$1.39
Net income per unit from discontinued operations	n/a	0.01	0.01
Net income per limited partner unit, basic	n/a	$1.40	$1.40
Net income per limited partner unit, diluted:
Net income per unit from continuing operations	n/a	$1.39	$1.39
Net income per unit from discontinued operations	n/a	0.01	0.01
Net income per limited partner unit, diluted	n/a	$1.40	$1.40

Year ended December 31, 2011	General Partner	Common Unitholders	Subordinated Unitholders
	(in thousands, except per unit data)
Numerator:
Interest in net income	$746	$19,205	$17,347
Denominator:
Weighted average units used to compute basic EPU	n/a	13,725	12,397
Effect of dilutive securities — LTIP awards	n/a	19	—
Weighted average units used to compute diluted EPU	n/a	13,744	12,397

Net income per limited partner unit, basic	n/a	$1.40	$1.40
Net income per limited partner unit, diluted	n/a	$1.40	$1.40

Diluted EPU gives effect to all dilutive potential common units outstanding during the period using the treasury stock method. Diluted EPU excludes all dilutive potential units calculated under the treasury stock method if their effect is anti-dilutive. For the year ended December 31, 2013, approximately 12,000 LTIP granted phantom units were anti-dilutive. There were no anti-dilutive units for the years ended December 31, 2012 and 2011.

17. MAJOR CUSTOMERS

The Partnership had revenues or receivables from the following major customers that in each period equaled or exceeded 10% of revenues or receivables (Note: customers with “n/a” had revenue or receivables below the 10% threshold in any period where this is indicated):

	December 31, 2013 Receivable Balance	Year Ended December 31, 2013 Sales	December 31, 2012 Receivable Balance	Year Ended December 31, 2012 Sales	December 31, 2011 Receivable Balance	Year Ended December 31, 2011 Sales
	(in thousands)
NRG Energy Inc. (fka GenOn Energy, Inc.)	$3,046	$55,246	$3,158	$53,661	$3,254	$56,000
American Electric Power Company, Inc.	1,434	30,070	3,450	36,308	3,556	43,840
Indiana Harbor Coke Company, L.P.	n/a	n/a	6,597	40,133	4,259	39,767
Blackstone Resources, Inc.	n/a	n/a	n/a	n/a	3,553	23,104
PPL Corporation	n/a	n/a	2,760	37,364	3,038	46,672

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

The book values of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values because of the immediate short-term maturity of these financial instruments. The fair value of the Partnership’s senior secured credit facility was determined based upon a market approach and approximates the carrying value at December 31, 2013. The fair value of the Partnership’s senior secured credit facility is a Level 2 measurement.

19. RELATED PARTY AND AFFILIATE TRANSACTIONS

Related Party	Description	2013	2012	2011
		(in thousands)
Wexford Capital LP	Expenses for legal, consulting, and advisory services	$149	$213	$263
Wexford Capital LP	Distributions paid	14,034	27,704	38,602
Wexford Capital LP	Partner’s contribution	330	13	1,450
Rhino Eastern LLC	Equity in net (loss)/income of unconsolidated affiliate	(4,268)	6,014	2,988
Rhino Eastern LLC	Distributions from unconsolidated affiliate	—	2,958	3,351
Rhino Eastern LLC	Expenses for legal, health claims, workers’ compensation and other expenses	4,666	6,175	4,662
Rhino Eastern LLC	Receivable for legal, health claims and workers’ compensation and other expenses	999	559	1,974
Rhino Eastern LLC	Investment in unconsolidated affiliate	19,369	21,367	18,311
Timber Wolf Terminals LLC	Investment in unconsolidated affiliate	114	114	—
Muskie Proppants LLC	Investment in unconsolidated affiliate	1,761	1,743	—
Muskie Proppants LLC	Equity in net (loss) of unconsolidated affiliate	(461)	(257)	—
Muskie Proppants LLC	Note receivable from unconsolidated affiliate	206	—	—

From time to time, employees from Wexford Capital perform legal, consulting, and advisory services to the Partnership. The Partnership incurred expenses of $0.1 million for the year ended December 31, 2013, $0.2 million for the year ended December 31, 2012 and $0.3 million for the year ended December 31, 2011 for legal, consulting, and advisory services performed by Wexford Capital.

During 2012, the Partnership provided loans to Rhino Eastern, a joint venture between the Partnership and Patriot, totaling approximately $11.9 million that were fully repaid as of December 31, 2012. During 2011, the Partnership provided loans based upon its ownership share to Rhino Eastern totaling approximately $5.8 million that were fully repaid as of December 31, 2011. The Partnership did not provide any loans to Rhino Eastern during 2013.

From time to time, the Partnership has allocated and paid expenses on behalf of the Rhino Eastern joint venture. During the years ended December 31, 2013, 2012 and 2011, the Partnership paid expenses for legal, health claims and workers’ compensation of $4.7 million, $6.2 million and $4.7 million, respectively, on behalf of Rhino Eastern that were subsequently billed and paid by Rhino Eastern to the Partnership.

20. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash payments for interest were $6.4 million, $6.5 million and $4.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The consolidated statement of cash flows for the year ended December 31, 2013 is exclusive of approximately $10.5 million of property, plant and equipment additions which are recorded in Accounts payable. The consolidated statements of cash flows for the year ended December 31, 2013 also excludes approximately $0.6 million related to the value of LTIP units that were issued to certain employees and directors of the General Partner.

The consolidated statement of cash flows for the year ended December 31, 2012 is exclusive of approximately $3.6 million of property, plant and equipment additions which are recorded in Accounts payable and $0.4 million related to the amount accrued for the acquisition of the western Kentucky assets discussed in Note 4, which is included in Accrued expenses and other. The consolidated statements of cash flows for the year ended December 31, 2012 also excludes approximately $0.7 million related to the value of LTIP units that were issued to certain employees and directors of the General Partner.

The consolidated statement of cash flows for the year ended December 31, 2011 is exclusive of approximately $3.2 million of property, plant and equipment additions which are recorded in accounts payable, approximately $5.2 million of property, plant and equipment additions which are included in accrued expenses and other liabilities and approximately $0.8 million related to the value of LTIP units that were issued to certain employees and directors of the General Partner.

21. SEGMENT INFORMATION

The Partnership primarily produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. The Partnership sells primarily to electric utilities in the United States. In addition, with the Elk Horn Acquisition mentioned earlier, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.

For the year ended December 31, 2013, the Partnership has four reportable business segments: Central Appalachia (comprised of both surface and underground mines located in Eastern Kentucky and Southern West Virginia, along with the Elk Horn operations), Northern Appalachia (comprised of both surface and underground mines located in Ohio), Rhino Western (comprised of an underground mine in Utah) and Eastern Met (comprised solely of the Rhino Eastern joint venture with Patriot).

Beginning with 2013 year-end reporting, the Partnership initially included a reportable business segment for its oil and natural gas activities since the total assets for these operations met the quantitative threshold for separate segment reporting. The Oil and Natural Gas segment included the Partnership’s Utica Shale activities, which were sold during the first quarter of 2014 as described in Note 3, as well as the Partnership’s Cana Woodford activities, the Razorback drill pad construction operations and the Muskie joint venture to provide sand for fracking operations. Prior to 2013, the Partnership’s oil and natural gas activities were included in its Other category for segment reporting purposes. Since the majority of the Partnership’s oil and natural gas activities were in the Utica Shale and the Utica Shale financial results have been reclassified in discontinued operations due to their sale, the segment data for the Partnership’s remaining oil and natural gas activities have been reclassified in the Other category for segment reporting purposes for all periods presented since they are not material for separate segment reporting.

The Partnership’s Other category as reclassified is comprised of the Partnership’s ancillary businesses and its remaining oil and natural gas activities. Held for sale assets are also included in the Other category for segment reporting purposes. The Partnership has not provided disclosure of total expenditures by segment for long-lived assets, as the Partnership does not maintain discrete financial information concerning segment expenditures for long lived assets, and accordingly such information is not provided to the Partnership’s chief operating decision maker. The information provided in the following tables represents the primary measures used to assess segment performance by the Partnership’s chief operating decision maker.

The Partnership has historically accounted for the Rhino Eastern joint venture (formed in the year ended December 31, 2008) under the equity method. Under the equity method of accounting, the Partnership has historically only presented limited information (net income). The Partnership considers this operation to comprise a separate operating segment and has presented additional operating detail (with corresponding eliminations and adjustments to reflect its percentage of ownership) below. Since this equity method investment met the significance test of ten percent of net income or loss in 2012 and 2013, the Partnership has presented additional summarized financial information for this equity method investment below.

During 2012, the Partnership changed the method to allocate certain corporate overhead and interest charges to its reportable segments from a method based on production tons to a method based upon the amount invested in fixed assets. The Partnership changed the allocation method as a result of additional investments that the Partnership has made in its non-coal operations. Reportable segment figures presented below have been re-cast for 2011 for comparability purposes.

Reportable segment results of operations and financial position for the year ended December 31, 2013 are as follows (Note: “DD&A” refers to depreciation, depletion and amortization):

				Eastern Met
	Central Appalachia	Northern Appalachia	Rhino Western	Complete Basis	Equity Method Eliminations	Equity Method Presentation	Other	Total Consolidated
	(in thousands)
Total assets	$293,675	$54,906	$66,463	$44,791	$(44,791)	$—	$152,723	$567,767
Total revenues	147,430	80,401	38,249	27,853	(27,853)	—	6,185	272,265
DD&A	24,170	8,127	5,476	1,949	(1,949)	—	1,854	39,627
Interest expense	3,927	771	665	17	(17)	—	2,535	7,898
Net Income (loss) from continuing operations	$(7,132)	$26,089	$(2,378)	$(8,369)	$4,101	$(4,268)	$(4,200)	$8,111

Reportable segment results of operations and financial position for the year ended December 31, 2012 are as follows:

				Eastern Met
	Central Appalachia	Northern Appalachia	Rhino Western	Complete Basis	Equity Method Eliminations	Equity Method Presentation	Other	Total Consolidated
	(in thousands)
Total assets	$325,418	$57,429	$70,822	$52,682	$(52,682)	$—	$106,207	$559,876
Total revenues	183,374	122,024	40,696	55,221	(55,221)	—	5,649	351,743
DD&A	26,220	8,339	4,653	2,098	(2,098)	—	2,062	41,274
Interest expense	4,385	811	717	155	(155)	—	1,854	7,767
Net Income (loss) from continuing operations	$3,668	$29,565	$5,691	$11,937	$(5,923)	$6,014	$(5,491)	$39,447

Reportable segment results of operations and financial position for the year ended December 31, 2011 are as follows:

				Eastern Met
	Central Appalachia	Northern Appalachia	Rhino Western	Complete Basis	Equity Method Eliminations	Equity Method Presentation	Other	Total Consolidated
	(in thousands)
Total assets	$325,746	$57,137	$72,986	$45,219	$(45,219)	$—	$83,334	$539,203
Total revenues	219,274	119,966	21,688	50,073	(50,073)	—	6,293	367,221
DD&A	22,115	8,160	3,057	2,959	(2,959)	—	2,993	36,325
Interest expense	3,074	687	547	52	(52)	—	1,754	6,062
Net Income (loss)	$16,497	$27,404	$(2,596)	$5,715	$(2,727)	$2,988	$(6,995)	$37,298

Additional summarized financial information for the equity method investment as of and for the periods ended December 31, 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	(in thousands)
Current assets	$5,608	$12,788	$7,880
Noncurrent assets	39,183	39,805	37,339
Current liabilities	2,020	6,290	4,361
Noncurrent liabilities	4,794	4,496	5,098
Total costs and expenses	36,206	43,140	44,307
(Loss)/income from operations	(8,353)	12,081	5,766

Additional information on the Partnership’s revenue by product category for the periods ended December 31, 2013, 2012 and 2011 is as follows:

	2013	2012	2011
	(in thousands)
Met coal revenue	$53,721	$59,511	$79,227
Steam coal revenue	182,880	245,057	254,649
Other revenue	35,664	47,175	33,345
Total revenue	$272,265	$351,743	$367,221

22. SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES

The following is revenue and cost information relating to the Partnership’s proportionate share of oil and natural gas operations located entirely in the Utica Shale region of the United States: (Note: the Utica Shale oil and natural gas operations detailed below are reclassified within the non-current assets held for sale total included in the consolidated statements of financial position and Income from discontinued operations in the consolidated statements of income and comprehensive income due to the sale of the Partnership’s Utica Shale assets as described in Note 3)

Capitalized Costs Related to Oil and Gas Producing Activities

	December 31,
	2013	2012
	(in thousands)
Proven properties	$25,335	$6,183
Unproven properties	30,810	24,083
Total	56,145	30,266
Less accumulated depreciation, depletion and amortization	(2,703)	(96)
Net	$53,442	$30,170

Costs Incurred in Oil and Gas Property Acquisition and Development Activities

	Year Ended December 31,
	2013	2012	2011
	(in thousands)
Acquisition	$7,857	$5,073	$19,874
Development of proved undeveloped properties	18,022	5,319	—
Exploratory	—	—	—
Total	$25,879	$10,392	$19,874

Results of Operations for Producing Activities

The following schedule sets forth the Partnership’s proportionate share revenues and expenses related to the production and sale of oil and natural gas.

	Year Ended December 31,
	2013	2012	2011
	(in thousands, except per BOE amounts)
Revenues	$5,626	$248	$—
Production costs	(1,288)	(63)	—
Depletion	(2,607)	(96)	—
Results of operations from producing activities	$1,731	$89	$—
Depletion per barrel of oil equivalent (BOE)	$15.91	$16.73	$—

23. QUARTERLY FINANCIAL DATA (UNAUDITED)

(in thousands, except per unit data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2013:
Revenues	$74,467	$65,613	$69,501	$62,684
Income from operations	2,955	9,546	5,070	2,959
Net (loss)/ income from continuing operations	(271)	5,545	2,149	687
Income from discontinued operations	94	352	728	133
Net (loss)/income	$(177)	$5,897	$2,877	$820
Basic and diluted net (loss)/income per limited partner unit:
Common units:
Net income per unit from continuing operations	$(0.01)	$0.20	$0.07	$0.02
Net income per unit from discontinued operations	—	0.01	0.03	0.01
Net income per common unit, basic and diluted	$(0.01)	$0.21	$0.10	$0.03
Subordinated units:
Net income per unit from continuing operations	$(0.01)	$0.20	$0.07	$0.02
Net income per unit from discontinued operations	—	0.01	0.03	0.01
Net income per subordinated unit, basic and diluted	$(0.01)	$0.21	$0.10	$0.03
Weighted average number of limited partner units outstanding, basic:
Common units	15,354	15,371	15,609	16,659
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	15,354	15,379	15,621	16,672
Subordinated units	12,397	12,397	12,397	12,397

(in thousands, except per unit data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)
2012:
Revenues	$81,882	$89,998	$93,575	$86,288
Income from operations	8,688	12,599	9,151	10,928
Net income from continuing operations	8,974	12,996	8,876	8,602
Income from discontinued operations	—	—	—	88
Net income	$8,974	$12,996	$8,876	$8,690
Basic and diluted net income per limited partner unit:
Common units:
Net income per unit from continuing operations	$0.32	$0.46	$0.31	$0.30
Net income per unit from discontinued operations	—	—	—	0.01
Net income per common unit, basic and diluted	$0.32	$0.46	$0.31	$0.31
Subordinated units:
Net income per unit from continuing operations	$0.32	$0.46	$0.31	$0.30
Net income per unit from discontinued operations	—	—	—	0.01
Net income per subordinated unit, basic and diluted	$0.32	$0.46	$0.31	$0.31
Weighted average number of limited partner units outstanding, basic:
Common units	15,313	15,329	15,332	15,348
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	15,327	15,331	15,333	15,349
Subordinated units	12,397	12,397	12,397	12,397

(1) Fourth quarter 2012 data was revised from the amounts previously reported to correctly report the Partnership’s liability and costs for black lung benefits (see note 12 for further details).